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                                                                     EXHIBIT 4.6





                               APACHE CANADA LTD.


                           EMPLOYEE GROUP RETIREMENT

                                      AND

                                  SAVINGS PLAN





                                                                 October 1, 1997





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                               APACHE CANADA LTD.

                   EMPLOYEE GROUP RETIREMENT AND SAVINGS PLAN
                           EFFECTIVE OCTOBER 1, 1997


                               TABLE OF CONTENTS

                                                                                                                     PAGE
         ARTICLE I

         INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         ARTICLE II

         CONSTRUCTION, INTERPRETATION AND DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         ARTICLE III

         MEMBERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

         ARTICLE IV

         BENEFICIARY APPOINTMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

         ARTICLE V

         MEMBER CONTRIBUTIONS, COMPANY CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

         ARTICLE VI

         ACCOUNTS AND INVESTMENT OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

         ARTICLE VII

         VESTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         ARTICLE VIII

         PAYMENTS FROM THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

         ARTICLE IX

         THE FUND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9





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
         ARTICLE X

         ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         ARTICLE XI

         EXPLANATION AND DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         ARTICLE XII

         AMENDMENT OR DISCONTINUANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         ARTICLE XIII

         MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13





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                                   ARTICLE I



INTRODUCTION

1.1 This document constitutes the Apache Canada Ltd. Employee Group Retirement and Savings Plan (the "Plan") being established herein as of October 1, 1997. The basic purpose of the Plan is to provide, for eligible employees of Apache Canada Ltd., a means for the accumulation of savings and capital for retirement and other purposes.

1.2 This document sets out the general structure of the Plan and details the administration rules pertaining thereto.

1.3 Contributions to the Plan must be allocated by the employee to a non-registered savings account or, subject to the limits under the Income Tax Act to a registered account. It is intended that the registered portion of the Plan comply in all respects with Section 146 of the Income Tax Act in order that it may qualify for registration as a retirement savings plan under the Income Tax Act.



                                   ARTICLE II

CONSTRUCTION, INTERPRETATION AND DEFINITIONS

2.1 The masculine pronoun wherever used herein shall include the feminine pronoun where applicable, and the singular shall include the plural and vice versa, as the context shall require. References to a paragraph, Section or an Article, mean a paragraph, Section or an
         Article in the Plan.

2.2 The Plan and all the rights and obligations hereunder shall be construed, governed and administered in accordance with the laws of the Province of Alberta except for those rights and obligations which are solely within the jurisdiction of Canada or another province.

2.3 All monetary references in the Plan are to be construed as being expressed in terms of the lawful currency of Canada, except as otherwise indicated.





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DEFINITIONS

2.4      "Apache" means Apache Canada Ltd., an Alberta corporation.

2.5 "Approved Notice" means written notice filed with the Company on a form or forms prescribed by the Company, completed and executed in a manner determined by the Company.

2.6 "Beneficiary" means that person last designed by the Member, in accordance with Article IV, to receive any benefit under the Plan in the event of the death of the Member.

2.7      "Board" means the Board of Directors of Apache.

2.8 "Company" means Apache or any successor thereto and also includes any corporation which is, at any time, an affiliate of Apache and any partnership which has, at any time, as one of its partners, Apache or an affiliate of Apache (affiliate herein having the meaning ascribed thereto in the Canada Business Corporations Act), provided that any such corporation or partnership is designated by the Board of Directors to participate in the Plan.

2.9 "Company Contributions" means those contributions made by the Company to the Plan which are described in Section 5.2.

2.10 "Company Stock" means the capital stock of Apache Corporation being its common stock with a par value of $1.25 (U.S.) per share.

2.11 "Continuous Service" means the uninterrupted period of regular employment by the Employee since the most recent hire of the employee by the Company.

2.12     "Effective Date" means October 1, 1997.

2.13 "Eligible Earnings" means the amount, as determined by the Company, of regular base salary including overtime, annual cash bonuses and excluding any special allowances or payments for vacation payouts, severance, retirement allowances, stock option benefits, long term incentive plan bonuses or multi-year incentive bonuses, paid to the Employee by the Company.





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2.14     "Employee" means a person employed by the Company in a permanent full time or permanent part time capacity, but shall not include any person who is subject to a collective agreement between the Company and a bargaining unit, or who is employed on a contract or temporary basis, and shall also include officers and directors of the Company.

2.15 "Fund" means the fund established for the purposes of the Plan as set forth herein and established in accordance with the terms and provisions of the Funding Agreement, to which all contributions to the Plan shall be made and from which all benefits and expenses under the Plan shall be payable.

2.16 "Funding Agency" means the trust company or its agent , and/or the insurance company, and/or any group of individual trustees or their agents, designated by the Company and holding the whole or a portion of the assets of the Fund at any time pursuant to the terms of a Funding Agreement.

2.17 "Funding Agreement" means any trust deed or agreement executed from time to time between the Company and any Funding Agency, including any insurance or annuity contracts issued by a Funding Agency and including any amendments which are from time to time made to any such documents, pertaining to the custody of the investments of the Fund.

2.18 "Income Tax Act" means the Income Tax Act (Canada) and any applicable provincial Income Tax Act as amended from time to time, together with any relevant regulations and application rules made thereunder from time to time.

2.19 "Investment Manager" means any investment firm(s) and/or financial institution(s), appointed by the Company from time to time to direct the various investment options.

2.20     "Member" means an Employee who has joined the Plan in accordance with
         Article III.

2.21 "Member Contributions" means those contributions made by a Member to the Plan which are described in Section 5.1.





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2.22     "Member's Account" means, as of any date, the value of the account established on behalf of the Member in accordance with Section 6.1.

2.23 "Plan" means this registered retirement savings plan and employee savings plan for employees of the Company.

2.24 "Plan Year" means a calendar year beginning on January 1 and ending on December 31, except that the first Plan Year shall begin on October 1, 1997 and end on December 31, 1997.

2.25 "RRSP" means a retirement savings plan which is registered in accordance with Section 146 of the Income Tax Act.

2.26 "Savings Plan" means the non-registered savings plan which complies with Section 144 of the Income Tax Act.

2.27 "Totally and Permanently Disabled" means, with respect to a Member, disability as a result of bodily or mental injury or disease such that, on the basis of medical evidence satisfactory to the Company, the Member is wholly and presumably permanently prevented from continuing active employment.

2.28 "Valuation Date" means the last business day of each month or such other day as may be determined by the Funding Agency and the Company for purposes of determining the value of each Member's Account in accordance with Section 9.3.


                                  ARTICLE III

MEMBERSHIP

3.1 Any Employee who is an Employee on or before the Effective Date shall be eligible to become a Member by filing an approved Notice.

3.2 Any Employee who becomes an Employee after the Effective Date will be eligible to become a Member of the Plan, on the first day of any month co-incident with or following the commencement of employment, by filing an Approved Notice.





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3.3      Participation in the Plan by Employees is voluntary.


                                   ARTICLE IV


BENEFICIARY APPOINTMENT

4.1 By filing Approved Notice thereof, each Member shall designate a Beneficiary to receive any proceeds which may become payable under the Plan upon the Member's death. In the absence of an effective designation of Beneficiary, any amounts payable under the Plan upon the death of a Member shall be paid to the estate of such Member.

4.2 Subject to any applicable law, a Member may change the designation of Beneficiary at any time by giving Approved Notice thereof.


                                   ARTICLE V

MEMBER CONTRIBUTIONS

5.1      (a)     Members may contribute up to six (6%) percent of the Member's
                 Eligible Earnings (which the Company will match).

         (b) Members may contribute at a rate higher than six (6%) percent (which the Company will not match).

         (c) Contribution rates must be in whole percentages designated by the Member by giving Approved Notice and changes to contribution rates will become effective on the first day of the next pay period provided adequate notice, as determined by the Company, has been provided to administer the change.

         (d) Members shall designate Member Contributions to a registered or unregistered account.





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COMPANY CONTRIBUTIONS

5.2      (a)     The Company will contribute six (6%) percent of the Eligible
                 Earnings of a Member to the Plan, whether or not the Member is contributing to the Plan.

         (b) The Company will contribute, in addition to the contribution described in paragraph 5.2(a), an additional amount equal to the Members Contribution, up to a maximum of six (6%) percent.

         (c) A Member shall designate Company Contributions to a registered or unregistered account.

         (d) All Company contributions shall be made out of current or accumulated profits of the Company.


                                   ARTICLE VI


ACCOUNTS AND INVESTMENT OPTIONS

6.1 The Funding Agency shall maintain, or cause to be maintained on behalf of each Member, up to six accounts as required, namely:

         (a)     Member Account - registered
         (b)     Member Account - unregistered
         (c)     Member (Company) Account - registered
         (d)     Member (Company) Account - unregistered
         (e)     Member Spousal Account - registered
         (f)     Member (Company) Spousal Account - registered

6.2 It is the Members responsibility to monitor RRSP contribution levels imposed by the Income Tax Act to ensure compliance with the Income Tax Act and associated regulations.

6.3 In addition to limitations on contributions to an RRSP, which are the responsibility of the Member, there are foreign investment content rules for RRSP's. Compliance with these foreign investment content rules are the responsibility of a Member and penalties for excess foreign investment content are payable by the Member.





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6.4      The Funding Agency shall invest and reinvest Member Contributions and
         Company Contributions in accordance with an Approved Notice from the Member, in Company Stock or in one or more of the investment funds (as determined by the Company from time to time), which are made available to Members through the Investment Manager.

6.5      (a)     Any investment election made by a Member pursuant to Section
                 6.4, shall continue in effect until changed by the Member.
                 Once in any period of thirty (30) consecutive days, a Member, by giving Approved Notice, may change an investment election.
                 Such change shall be effective as of the first (1st) day of the month following receipt of such Approved Notice by the Company.

         (b) Once in any period of thirty (30) consecutive days, a Member, by giving Approved Notice, may direct that all or a portion of the proceeds of a Member's Account be transferred to such other investment fund as may be available under the Plan and as may be designated by the Member in such Approved Notice. The transfer shall be effective as of the Valuation Date immediately following the date the Approved Notice is received by the Company.

6.6 The value of each Member's Account shall be determined by the Funding Agency as of each Valuation Date, having regard to the terms of the investment or investment fund in which the account is invested and on the basis of market values as of each Valuation Date.



                                  ARTICLE VII


VESTING

7.1 A Member shall have a fully vested interest in respect of all amounts credited to any of the Member's Accounts.





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                                  ARTICLE VIII


PAYMENTS FROM THE PLAN

8.1 Upon a Member's retirement or termination, or in the event a Member becomes Totally and Permanently Disabled, the Member shall be entitled to receive a lump sum payment equal to the sum of the Member's Account provided that such payment shall be subject to any and all applicable provisions of the Income Tax Act. By giving Approved Notice, a Member may elect instead to have one of the following payment options with respect to any portion of the Member's Account which is invested in a RRSP.

         (a) The payment by the Funding Agency to an insurance company to purchase an annuity in a payment form elected by the Member in accordance with the terms of the RRSP; or

         (b) the payment by the Funding Agency to another registered retirement savings plan of the Member pursuant to subsection 146(16) of the Income Tax Act.

8.2 If a Member retires, is terminated, or is Totally and Permanently Disabled and the Member fails to give an Approved Notice within ninety
         (90) days of retirement, termination or becoming Totally and Permanently Disabled, the Funding Agency shall make a lump sum cash payment to the Member as set forth in Section 8.1.

8.3 Upon the death of a Member, a lump sum payment equal to the Member's Account shall be payable to the Beneficiary. If the Beneficiary is the Member's spouse, by giving Approved Notice the Beneficiary may elect to have any portion of the Member's Account which is invested in the deceased Member's RRSP, paid instead by the Funding Agency to a registered retirement savings plan of the Beneficiary pursuant to subsection 146(16) of the Income Tax Act.

8.4 By giving Approved Notice, up to twice in any calendar year, a Member may elect to receive a lump sum payment not to exceed his Member's Account. By giving Approved Notice, such Member may elect to have any portion of the Member's Account which is invested in the RRSP, paid instead by the Funding Agency to another registered retirement savings plan of the Member pursuant to subsection 146(16) of the Income Tax Act.




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8.5      The amount of a payment in accordance with this Article VIII shall be determined with reference to the Member's Account as of the Valuation Date coincident with or next following the Member's date of retirement, termination of employment, Total and Permanent Disability, date of death or date of the election described in Section 8.4, whichever is applicable. If, as determined by the Company there is insufficient notice to process the payment as of the Valuation Date referred to above, the Valuation Date next following shall apply.

8.6 By giving Approved Notice to the Company, a Member or Beneficiary entitled to received a payment in accordance with this Article VIII, may elect to receive in kind any whole number of shares of Company Stock which is held in the Member's Account. After deducting the value of such shares received in kind by the Member or Beneficiary, the Funding Agency shall pay the balance of the Member's Account in cash to the Member or Beneficiary.



                                   ARTICLE IX


THE FUND

9.1 The Company shall enter into and maintain the existence of the Funding Agreement providing for the establishment and administration of the Fund. The Funding Agreement shall contain such provisions as the Company may deem appropriate, including but not limited to, provisions with respect to the powers and authority of the Funding Agency, the investment and valuation of the Fund, and the authority of the Company to amend or terminate the Funding Agreement. The Funding Agreement shall form a part of the Plan and any and all rights and benefits which may accrue to any persons under the Plan shall be subject to all the terms and conditions of the Funding Agreement.

9.2 All Company Contributions shall be paid into the Fund to be held and administered pursuant to the Funding Agreement. All income received, capital gains made and capital losses sustained by the Fund shall be held in the Fund and administered pursuant to the Funding Agreement. The Funding Agency shall pay monies from the Fund for the purpose of making payments to eligible Members or their Beneficiaries in accordance with the provisions of the Plan. Except as otherwise provided in the Plan or the Funding Agreement, the principal and income of the Fund shall not be used for any purpose other than for the exclusive benefit of the Members or their Beneficiaries.





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9.3      The Fund and the Member's Accounts shall be valued by the Funding
         Agency on each Valuation Date, but not less frequently than monthly.

9.4 Company Stock credited to a Member's Account shall be voted by the Funding Agency as directed by the Member at annual or special stockholders' meetings of Apache Corporation, provided the Member's directions are received by the Funding Agency not less than ten (10) days before such meeting. Directions from a Member to the Funding Agency concerning voting shall be held in confidence by the Funding Agency and shall not be divulged to the Company, or any officer or employee thereof, or any other person. The Funding Agency shall also vote of Company Stock for which it has received no direction from a Member, as well as any Company Stock not credited to a Member's Account but otherwise under the control of the Funding Agency, pursuant to the Plan, in the same proportion on each issue as it votes those shares for which it received voting directions from Members.

9.5 Any taxes incurred by the Fund or upon any assets held by the Funding Agency or upon the income therefrom, and which taxes are payable by the Funding Agency, shall be charged against the Member's Accounts as the Funding Agency and the Company shall determine.


                                   ARTICLE X


ADMINISTRATION

10.1 The Plan shall be administered by the Funding Agency in accordance with the policies, rules and regulations established by the Company from time to time whose determination shall be conclusive as to eligibility, employment status, calculation of benefits, and any and all other questions relating to this Plan. The Funding Agency shall be entitled to rely upon information furnished by the Company and has the right to delegate certain administrative functions back to the Company. All determinations shall be made as nearly as may be possible in a uniform manner in respect of all persons similarly situated.

10.2 Investment brokerage and similar costs as well as fees of any Funding Agency, investment manager or trustee arising as a result of the purchase and sale of investments, together with record keeping fees will be paid by the Company. Member Accounts will be charged with all costs associated with the withdrawal of a Member Account, lost tax receipts or other tax documents. Investment management fees are paid quarterly from Fund assets.





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                                   ARTICLE XI

EXPLANATION AND DISCLOSURE

11.1 The Company shall inform all Members in writing of their rights and duties under the Plan.

11.2 The written explanation referred to above shall not have any effect on the rights or obligations of any person under this Plan and shall not be referred to in determining the meaning of any provision of the Plan. Neither the Company nor the Funding Agency shall be liable for any loss or damage occasioned to any person by reason of any error or omission in any such written explanation.

11.3 The Company shall provide or cause to be provided, not less frequently than annually, a statement to each Member describing the Member's entitlement under the Plan including but not limited to the market value of his Member's Account and the allocation of his account among the investment options.

11.4 Upon the retirement, termination, Total and Permanent Disability, or death of a Member, the Company shall provide a statement showing the Member's Account and explaining the options available to the Member or Beneficiary for settlement of the Member's Account.

11.5 This Plan text shall be open to inspection at all reasonable times in such Company offices including its principal office in each province as may be designated from time to time by the Company.

11.6 Nothing contained in this Plan shall give or be deemed to give any Employee the right to be retained as an Employee of the Company or to interfere with the rights of the Company to discharge or lay off any Employee at any time.

11.7 A Member shall continue to be a Member for as long as such person has any rights or entitlements under the Plan.





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                                  ARTICLE XII


AMENDMENT OR DISCONTINUANCE

12.1 The Company hopes and expects to continue the Plan indefinitely, but nevertheless reserves the right to amend, modify or terminate the Plan by action of the Board. Not such action shall adversely affect any right with respect to entitlements which have accrued prior to the time the action is taken, nor make it possible for any part of the principal or income of the Fund to be used for or diverted to purposes other than for the exclusive benefit of Members and Beneficiaries except as otherwise provided herein.

12.2 In the event that the Plan is terminated, each Member shall be entitled to receive a lump sum payment equal to his Member's Account, determined as of the date of termination of the Plan. Payment shall be made by the Funding Agency to the member or Beneficiary in cash. By giving Approved Notice to the Company, a Member may elect to have any portion of his Member's Account which is invested in the RRSP, paid instead by the Funding Agency to another registered retirement savings plan of the Member pursuant to subsection 146(16) of the Income Tax Act.

12.3 Section 12.1 notwithstanding, any modification or amendment to the Plan may be made, retroactively if necessary, should the Company deems it necessary or appropriate to satisfy the conditions of any law, regulation or ruling.

12.4 The Company reserves the right to merge or consolidate the Plan with any other plan adopted by the Board, or to transfer any assets or liabilities of the Plan to any other such plan. No such action shall adversely affect any rights with respect to entitlements which have accrued immediately prior to the time of such merger, consolidation or transfer to the extent that the assets of the Fund are sufficient to provide the accrued entitlements.





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                                  ARTICLE XIII


MISCELLANEOUS PROVISIONS

13.1 The benefits under the Plan are not capable of assignment, loan, alienation, surrender or commutation, and do not confer upon any Member, Beneficiary, personal representative or dependent, or any other person, any right or interest in the benefits capable of being assigned, surrendered, commuted or otherwise alienated.

13.2 No Member, or any person claiming through such Member, has any right to or interest in, any part of the Fund except to the extent provided under the Plan and under any Funding Agreement. A Member or other person having any claim through a Member has recourse solely to the Fund for payment of any benefits hereunder and under no circumstances does any liability attach to the Company, the Funding Agency, the Investment Manager, or any director, officer or employee of the Company for payment of any benefits or claims hereunder.

13.3 Neither the Company nor any director, officer, employee or agent of the Company shall in any way be subject to any suit or litigation, or to any legal liability for any cause or reason or thing whatsoever in connection with the Plan, except for the willful and intentional malfeasance or misconduct of the Company or such individual.


ATTEST:                                   APACHE CANADA LTD.



/S/ Cheri L. Peper                        /S/ Daniel L. Schaeffer
--------------------------                -------------------------------
Cheri L. Peper                            Daniel L. Schaeffer
Corporate Secretary                       Vice President





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